Exhibit 3.2

AMENDMENT NO. 2 TO THE SEVENTH AMENDED AND RESTATED BYLAWS OF
THE CHILDREN’S PLACE, INC.

The Children’s Place, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby amend the Seventh Amended and Restated Bylaws of the Company (the “Bylaws”), as follows:

1) by replacing the phrase “, a Chairman-Elect of the Board of Directors” in Section 1 of Article III of the Bylaws with the words “, a Vice-Chairman of the Board of Directors”.

2) by replacing Section 4A. of Article III of the Bylaws with the following:

“4A. THE VICE-CHAIRMAN OF THE BOARD OF DIRECTORS.

The Vice-Chairman of the Board of Directors, if present and acting, shall preside at all meetings of the stockholders and all meetings of the Board of Directors when the Chairman of the Board of Directors is not so present and acting.  The Vice-Chairman shall further have all of the same other authorities and responsibilities granted to the Chairman of the Board of Directors pursuant to these Bylaws, in each case to the same extent, including without limitation the power to call special meetings of the Board of Directors and special meetings of the stockholders of the Corporation.”